Exhibit 10.1

FIRSTENERGY CORP.
2015 Incentive Compensation Plan
Performance-Earned Restricted Stock Award Agreement
THIS PERFORMANCE-EARNED RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), effective as of August 10th, 2015 (the “Effective Date”), is entered into by and between FirstEnergy Corp., an Ohio corporation, and its successors (the “Company”), and James F. Pearson (the “Grantee”).

1.
Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the FirstEnergy Corp. 2015 Incentive Compensation Plan, as amended from time to time (the “Plan”).

2.
Grant of Restricted Stock. As of the Effective Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement and subject to the restrictions in Section 3, thirty thousand (30,000) Shares, par value $.10 per share, of FirstEnergy Corp. (“Restricted Stock”). The Restricted Stock is granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any heirs, successors and assigns.

3.
Restrictions on Stock. Except as otherwise provided herein, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the Restricted Stock or pledge it as collateral for a loan. In addition, the Restricted Stock will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.

4.
Lapse of Restrictions on Stock. Except as otherwise provided in Sections 6 and 7, the restrictions described in Section 3 (the “Restrictions”) shall lapse and be of no further force or effect with respect to 100% of the Restricted Stock (subject to the requirements of Section 10) if and when the following two conditions (the “Vesting Conditions”) are both satisfied: (i) the Company achieves the performance goal set forth on Exhibit A attached hereto by December 31, 2017 as certified by the Compensation Committee in writing (the “Performance Condition”) and (ii) Grantee remains in the continuous employ of the Company or any Subsidiary until October 30, 2019.

5.
Forfeiture. Except as otherwise provided in Sections 6 and 7, the Grantee will forfeit any and all interests in the Restricted Stock if either of the Vesting Conditions set forth in Section 4 is not satisfied.

6.	Certain Events. Notwithstanding any provision in this Agreement to the contrary,

a.	Death or Disability. If the Grantee dies or incurs a Disability (as defined in the Plan) while an employee of the Company or any of its Subsidiaries, then the

Restrictions will immediately lapse and the Grantee (or Grantee’s estate) will become 100% vested in the Restricted Stock, subject to the requirements of Section 10, upon such death or Disability.

b.
Termination without Cause. If the Performance Condition is achieved and the Grantee’s employment is terminated without Cause by the Company or any of its Subsidiaries at any time prior to October 30, 2019, then the Restrictions shall lapse on a prorated portion of the Restricted Stock; provided that the Grantee executes and delivers to the Company (and does not revoke) a general waiver and release of claims in a form approved by the Company. The prorated amount will be calculated by multiplying the number of shares of Restricted Stock by a fraction, in which the numerator is the number of full months the Grantee remained in the employ of the Company or any of its Subsidiaries from the Effective Date until the date of his termination and the denominator is the number of full months from the Effective Date to October 30, 2019. For the avoidance of doubt, if the Grantee’s termination of employment without Cause occurs prior to the achievement of the Performance Condition, then the prorated portion of Restricted Stock will not vest unless and until such Performance Condition is achieved prior to December 31, 2017.

7.Change in Control. If a Change in Control (as defined in the Plan) occurs, the Restricted Stock shall generally become subject to the terms and conditions of Article 16 of the Plan; provided that if this Agreement is not replaced with a Replacement Award (as defined in the Plan), then the Restricted Stock shall fully vest as of the date of the Change in Control.

8.Continuous Employment. So long as the Grantee continues to be an employee of the Company or any of its Subsidiaries, he or she shall not be considered to have experienced a break in continuous employment because of: (i) any temporary leave of absence approved in writing by the Company or such Subsidiary; or (ii) any change of duties or position (including transfer from one Subsidiary to another).

9.Issuance of Stock. As soon as practicable after lapse of the restrictions, the Company will deliver to the Grantee (or his or her beneficiary or Beneficiaries) the shares of stock to which the Grantee is entitled free and clear of any restrictions (except any applicable securities law restrictions).

10.Withholding. The Company shall withhold shares in an amount sufficient to satisfy all federal, state, and local taxes required by law to be withheld in connection with the delivery of shares of common stock granted under this Agreement, but in no event shall such amount exceed the minimum statutory withholding requirements.

11.Stockholder Rights During Vesting Period. During the period the Restricted Stock is subject to the Restrictions, the Grantee will be entitled to vote the Restricted Stock and to receive dividends declared and paid by the Company on such Restricted Stock; provided, however, that Dividends payable shall be automatically reinvested in Restricted Stock that is subject to the Restrictions and will vest solely upon the satisfaction of both of the Vesting Conditions.

12.Recoupment. If the Grantee is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and subject to the Company’s Executive Compensation Recoupment Policy, as amended from time to time, or any other Company policy adopted pursuant to such law, rules, or regulations and may be amended to further such purpose without the consent of the Grantee.

13.Section 83(b) Elections. The Grantee will not make an election under Section 83(b) of the Internal Revenue Code to recognize taxable ordinary income in the year the Restricted Stock is granted. The Grantee understand that by not making such an election, he or she will recognize taxable ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the stock at that time.

14.Non-Transferability and Legends. The Restricted Stock has not been registered for resale under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Restricted Stock has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Restricted Stock will bear a legend stating the substance of such restrictions, as well as any other restrictions the Compensation Committee deems necessary or appropriate.

15.Termination of Agreement. This Agreement will terminate on the earliest of: (i) the date of the Grantee’s termination of employment with the Company or any of its Subsidiaries prior to the satisfaction of both Vesting Conditions, except if such termination is due to death or Disability or a termination by the Company without Cause, or (ii) the date the Restrictions lapse in accordance with the terms of this Agreement. If the Company fails to achieve the Performance Condition by December 31, 2017, this Agreement will terminate as of December 31, 2017. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.

16.	Miscellaneous Provisions.

(a)Adjustments. In the event of a corporate event described in Section 4.5 of the Plan, the shares of Restricted Stock shall be adjusted as set forth in Section 4.5 of the Plan.

(b)Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
(c)Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

(d)Notice. Any notice relating to this grant must be in writing, which may include an electronic writing.

(e)No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any of its Subsidiaries, or to be employed or serve in any particular position therewith, or affect any right which the Company or any of its Subsidiaries may have to terminate the Grantee’s employment or service with or without cause.

(f)Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

(g)Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

(h)Amendment. The terms and conditions of this Award may be modified by the Compensation Committee:

(i)	in any case permitted by the terms of the Plan or this Agreement;

(ii)	with the written consent of the Grantee; or

(iii)
without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Compensation Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

(i)Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All interpretations, determinations and decisions made by the Compensation Committee, the Board of Directors, or any of their delegates as to the provisions of this Award Agreement and the Plan shall be final, conclusive, and binding on all persons and the Grantee agrees to be bound by such interpretations, determinations and decisions.

(j)Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws. By accepting this Award, the Grantee agrees to the exclusive jurisdiction of the courts of the United States District Court for the Northern District of Ohio to adjudicate any and all claims brought with respect to the Award.

(k)Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the award of Restricted Stock hereunder is intended to meet any applicable requirements for exclusion from coverage under Section 409A of the Internal Revenue Code (the “Code”) and this Agreement shall be construed and administered accordingly. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or any of the Grantee’s beneficiaries) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee or any beneficiary.

(l)Signatures. This Agreement may be executed electronically and in counterparts, each of which shall be deemed to be an original, and when taken together shall constitute one binding agreement.
[SIGNATURE ON FOLLOWING PAGE]

The Grantee acknowledges receipt of this Performance-Earned Restricted Stock Award Agreement and accepts and agrees with the terms and conditions stated above.

(Signature of the Grantee)
(Date)

EXHIBIT A
Performance Goals
The Company must achieve a threshold level of $240 million in enterprise-wide cash flow improvements, as determined by Compensation Committee, by December 31, 2017. Failure to meet the threshold level will result in forfeiture of all restricted stock granted under the Agreement.

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